Exhibit 10.24

THE FIRST AMENDMENT TO LEASE AGREEMENT, made and entered into this 12th day of December, 2007, by and between Zanker Investment Group, LLC (hereinafter referred to as “Landlord”), and Apache Design Solutions, Inc. (hereinafter referred to as “Tenant”).

WITNESSETH

WHEREAS, the parties hereto entered into a certain Lease Agreement dated August 13, 2007 providing for the Lease by Landlord to Tenant of certain Leased Premises known as 2645 Zanker Road, San Jose, California, which Leased Premises are more particularly described in said Lease; and

WHEREAS, the parties hereto desire to amend the said Lease in certain respects,

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, the parties hereto agree that said Lease shall be and the same is hereby amended as follows:

1.	Square Footage Correction: Tenant’s leased premises on the second floor at 2645 Zanker Road contain approximately 26,219± rentable square feet and not the previously stated 25,508 square feet. Tenant’s rent schedule will not be altered in any way as a result of this square footage correction.

2.	Tenant’s Percentage: Tenant’s new Percentage of the Expense Increases is 50.60±%, which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Tenant will pay any utility costs in excess of $.25 psf per month provided that the occupancy for the building is adjusted to at least 95%.

The said Lease shall remain in full force and effect as therein stated, except as herein modified and amended.

IN WITNESS THEREOF, this First Amendment to Lease Agreement is executed the day and year first above written.

TENANT:		LANDLORD:

Apache Design Solutions, Inc. a Delaware Corporation		Zanker Investment Group, LLC

By	/s/ Andrew Yang	By	/s/ Roger Fields
Print Name: Andrew Yang		Print Name: Roger Fields
Print Title: CEO		Print Title: Member

Date:	1/4/2008	Date:	1/11/2008

		By	/s/ Jason Peery
Print Name: Jason Peery
Print Title: Member

		Date:	2/11/2008